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                                                                      EXHIBIT 99

Resolution Regarding By-Law Amendment
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          RESOLVED that the Board, acting pursuant to Section 109 of the
Delaware General Corporation Law, Article V of the Certificate of Incorporation and Article XI of the By-Laws, hereby amends the By-Laws as follows:

          Section 9 of Article III of the By-Laws shall be deleted and replaced in its entirety with the following:

              Section 9. Organization; Conduct of Meeting.  (a) Any meeting of
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     the Board of Directors shall be called to order by the Chairman of the
     Board or in his absence by the Alternate Presiding Director or in the absence of both by such person as appointed by a majority of the Directors (the "Presiding Director"). The Presiding Director shall act as Chairman of the meeting and shall be empowered to determine the order of business at any such meeting to the extent not inconsistent with such rules and regulations as may be adopted by the Board of Directors.

          (b) The Board or Directors may adopt such rules, regulations and procedures pertaining to the conduct of directors or the conduct of any meeting of the Board of Directors as it shall deem appropriate. Such rules, regulations or procedures may include, without limitation, the following: (a) the establishment of an agenda, or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting; (c) limitations on attendance at or participation in the meeting to directors of the Company or such other persons as the Board of Directors shall invite; (d) procedures to be followed in circumstances when one or more directors may have a conflict of interest, or appearance thereof; and (e) rules and procedures relating to the protection of proprietary or other confidential information.